Exhibit 10.2

Conversion Standstill Agreement

This Conversion Standstill Agreement (this “Agreement”) is entered into as of May 14, 2026 (the “Effective Date”), by and between Zoomcar Holdings, Inc., a Delaware corporation (the “Company”), and CFI Capital LLC, a [state/form of organization] (the “Holder”). The Company and the Holder are each a “Party” and, collectively, the “Parties”.

Recitals

A. The Holder is the holder of that certain convertible promissory note issued by the Company, dated as of August 24, 2025, in the original principal amount of $150,000 (as amended, restated, supplemented, extended, or otherwise modified from time to time, the “Note”), which Note is convertible into shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), in accordance with its terms.

B. The Company is pursuing a private placement of its securities (the “Bridge Financing”), which is being conducted in one or more closings, with ThinkEquity LLC serving as placement agent.

C. The Parties have previously entered into one or more standstill arrangements pursuant to which the Holder agreed to forbear from converting the Note in exchange for certain standstill fees paid or payable by the Company, including a standstill in effect through May 31, 2026 (collectively, the “Prior Standstill Arrangements”).

D. The Parties have agreed (i) that the Holder shall further forbear from converting the Note into Common Stock during the period from June 1, 2026 through September 30, 2026, (ii) that the Company shall pay to the Holder, on or before May 29, 2026, an aggregate amount of $72,500 representing all standstill fees owed by the Company to the Holder, (iii) that the Company shall prepay the Note in full on or before September 30, 2026, and (iv) certain other matters, all on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Conversion Standstill. From and after June 1, 2026 through and including September 30, 2026 (the “Standstill Period”), the Holder shall not, and shall cause its affiliates not to, directly or indirectly, deliver any notice of conversion, exercise notice, or other similar instruction (a “Conversion Notice”), or otherwise convert, exchange, or exercise all or any portion of the Note into, or for, any shares of Common Stock or any other equity securities of the Company. Any Conversion Notice purportedly delivered by the Holder during the Standstill Period shall be void ab initio and of no force or effect. The Company shall be entitled to instruct its transfer agent not to honor any Conversion Notice delivered by the Holder during the Standstill Period. For the avoidance of doubt, the Holder’s forbearance during the period from and including the Effective Date through May 31, 2026 shall continue to be governed by the Prior Standstill Arrangements.

2. Standstill Fees. In consideration of the Holder’s covenants and agreements set forth herein and as full and final settlement of all standstill fees owed by the Company to the Holder, the Company shall pay to the Holder a one-time, non-refundable cash payment in the aggregate amount of $72,500 (the “Standstill Payment”), payable by wire transfer of immediately available funds to an account designated in writing by the Holder, on or before May 29, 2026. The Standstill Payment is comprised of (a) $50,000 in consideration of the Holder’s forbearance during the Standstill Period; (b) $15,000 representing the standstill fee owed for the period through May 31, 2026 pursuant to the Prior Standstill Arrangements; and (c) $7,500 representing the standstill fee remaining unpaid in connection with an earlier of the Prior Standstill Arrangements. The Standstill Payment is payable solely in cash, shall not be applied against, or reduce in any respect, the outstanding principal balance of, or accrued interest on, the Note, and shall be in addition to, and not in lieu of, any principal, accrued interest, or other amounts owing under the Note.

3. Failure to Pay; Null and Void. If the Standstill Payment is not received in full by the Holder on or before May 29, 2026, this Agreement shall automatically and without further action by either Party be null and void ab initio, and all rights and remedies of the Holder under the Note (including the right to convert) shall be reinstated as if this Agreement had never been entered into; provided, however, that any portion of the Standstill Payment actually received by the Holder prior to such termination shall be retained by the Holder and credited against amounts owed under the Prior Standstill Arrangements.

4. Prepayment of the Note. On or before September 30, 2026, the Company shall prepay the Note in full by wire transfer of immediately available funds in the amount of $223,842.74 (the “Prepayment Amount”), representing all outstanding principal and accrued interest on the Note through September 30, 2026. The Company may, at its option, prepay the Note in full prior to September 30, 2026, in which case the Prepayment Amount shall be appropriately adjusted to reflect accrued interest through the actual date of prepayment, consistent with the terms of the Note. Upon the Holder’s receipt of the Prepayment Amount (as so adjusted), the Note shall be deemed satisfied and discharged in full.

5. Extension of Maturity Date. Effective as of the Effective Date, the maturity date of the Note is hereby extended to September 30, 2026, and any reference in the Note to the “Maturity Date” shall be deemed to refer to September 30, 2026.

6. Note Remains in Full Force and Effect. Except as expressly modified by this Agreement, the Note shall remain in full force and effect in accordance with its terms. Without limiting the generality of the foregoing, (a) interest shall continue to accrue on the outstanding principal balance of the Note in accordance with its terms during the Standstill Period; and (b) all other rights and remedies of the Holder under the Note (other than the right to convert during the Standstill Period as set forth in Section 1) are expressly preserved. For the avoidance of doubt, nothing herein shall constitute a waiver of any default or event of default under the Note existing as of the Effective Date.

7. Early Termination of Standstill. In addition to termination pursuant to Section 3, the Standstill Period shall terminate automatically, and the restrictions set forth in Section 1 shall cease to apply, upon the earliest to occur of (a) September 30, 2026; (b) the Company’s failure to pay the Prepayment Amount on or before September 30, 2026; (c) the commencement by or against the Company of any case or proceeding under any bankruptcy, insolvency, or similar law; and (d) the written agreement of the Parties.

8. Representations and Warranties of the Holder. The Holder represents and warrants to the Company that: (a) the Holder has full power and authority to enter into and perform this Agreement; (b) this Agreement has been duly executed and delivered by the Holder and constitutes the legal, valid, and binding obligation of the Holder, enforceable against the Holder in accordance with its terms; (c) the Holder is the sole legal and beneficial owner of the Note, free and clear of any liens, encumbrances, or other adverse claims, and has not assigned, transferred, pledged, hypothecated, or otherwise disposed of any portion of the Note or any rights thereunder; and (d) the Holder has not delivered any Conversion Notice that remains outstanding or unprocessed as of the Effective Date.

9. Representations and Warranties of the Company. The Company represents and warrants to the Holder that: (a) the Company has full corporate power and authority to enter into and perform this Agreement; and (b) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

10. Miscellaneous. (a) Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of [New York / Delaware], without regard to its conflict of laws principles. The Parties consent to the exclusive jurisdiction of the state and federal courts located in [•] for purposes of any dispute arising out of or relating to this Agreement. (b) Entire Agreement; Amendment. This Agreement, together with the Note, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, including the Prior Standstill Arrangements; provided, however, that the Holder’s receipt and retention of any standstill fees previously paid pursuant to the Prior Standstill Arrangements shall not be disturbed. This Agreement may be amended or modified only by a written instrument signed by both Parties. (c) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts (including by facsimile or electronic transmission, including .pdf or DocuSign), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. (d) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties any legal or equitable right, benefit, or remedy of any nature whatsoever. (e) Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect. (f) No Waiver. Except as expressly provided herein, the execution and delivery of this Agreement shall not constitute a waiver of any default or event of default under the Note existing as of the Effective Date.

IN WITNESS WHEREOF, the Parties have executed this Conversion Standstill Agreement as of the Effective Date.

COMPANY:		HOLDER:

ZOOMCAR HOLDINGS, INC.		CFI CAPITAL LLC

By:	Sachin Gupta	By:	/s/ Aharon Fraiman
Name:	Sachin Gupta	Name:	Aharon Fraiman
Title:	CFO	Title:	Manager

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